Exhibit 99

Titan International, Inc. Prices and Increases Size of Senior Secured Notes Offering

QUINCY, Ill. - September 22, 2010 - Titan International, Inc. today announced that it priced its previously announced offering of $200 million U.S. dollars aggregate principal amount of its Senior Secured Notes due 2017 (the “Notes”). The size of the offering was increased from the previously announced $175 million to $200 million U.S. dollars. The Notes will be sold at an offering price of 100% and will bear interest at a rate of 7.875% per annum. The Notes are being offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States in compliance with Regulation S.

Titan intends to use the net proceeds from this offering to finance the purchase of its 8% Senior Unsecured Notes due 2012 validly tendered pursuant to a tender offer and consent solicitation which commenced on August 31, 2010, and to pay all consent payments, accrued interest and costs and expenses associated therewith. Titan intends to use the remaining net proceeds from this offering for general corporate purposes, which may include financing potential future acquisitions and repayment of other existing obligations.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes. Any offers of the Notes will be made only by means of a private offering circular. The Notes have not been registered under the Securities Act or the securities laws of any jurisdiction and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2009. The company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications.

Contact: Krista Whittaker
Investor Relations Manager
(217) 221-4773